Exhibit 1

                                    AGREEMENT

The undersigned each agree that the Schedule 13D being filed in connection with their respective ownership of Common Stock in Allied First Bancorp, Inc. on or about October 2, 2003, is being filed by the undersigned as a group.

CONFIRMED AND AGREED TO:

/s/John G. Maxwell, Jr.                   /s/ Diane R. Maxwell
--------------------------------          ----------------------------------
John G. Maxwell, Jr.                      Diane R. Maxwell
Date:  October 2, 2003                    Date:  October 2, 2003


DIANE R. MAXWELL LIVING TRUST

/s/John G. Maxwell, Jr.
--------------------------------
John G. Maxwell, Jr
Date:  October 2, 2003



/s/ Diane R. Maxwell
--------------------------------
Diane R. Maxwell
Date:  October 2, 2003